CLINICAL SERVICES AGREEMENT

        THIS CLINICAL SERVICES AGREEMENT (“Agreement”) is made and entered into this ____ day of January, 2008 by and between Derma Sciences, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania and headquartered in Princeton, New Jersey (“Derma Sciences”) and U.S. Biotest, Inc., a corporation organized under the laws of the State of California and headquartered in San Luis Obispo, California (“Biotest”).

WITNESSETH:

        WHEREAS, Derma Sciences is engaged in the business of the development, marketing, sale and distribution of wound care products;

        WHEREAS, Derma Sciences has on even date herewith entered into a license agreement with the University of Southern California (the “USC Agreement”) relative to certain technology for the diagnosis, prognosis, treatment, mitigation or prevention of human or animal diseases related to dermal scars, acute and chronic wounds, skin injuries or lesions, burns and other dermal-related indications (the “Technology”);

        WHEREAS, the Technology is the subject of Investigational New Drug Application No. 71,204 (the “IND”) before the United States Food and Drug Administration (“FDA”);

        WHEREAS, Derma Sciences desires to retain Biotest to perform clinical services relative to the aforereferenced IND, and;

        WHEREAS, Biotest desires to be so retained;

        NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants and undertakings herein contained, agree as follows:

Article 1. Engagement

        1.1 Engagement. Derma Sciences hereby engages Biotest, and Biotest agrees to be so engaged, to perform phase II clinical development services relative to the IND, including pre-study services, study management, clinical operations, data management and medical writing as more particularly set forth in Exhibit A hereto (the “Clinical Services”).

        1.2 Investigator Obligations. The Clinical Services shall be conducted under the immediate direction of Gere S. diZerega and Kathy Rodgers (the “Principal Investigators”). The Principal Investigators shall, inter alia, perform the following: (i) exercise independent medical judgment as to the compatibility of each subject with the protocol requirements, (ii) obtain from each subject in the study the most current signed informed consent form in accordance with 21 C.F.R. Paragraph 50 before the subject begins participating in the study, (iii) obtain from each subject an authorization in compliance with the Health Insurance Portability and Accountability Act of 1996, (iv) submit all data in a timely manner in compliance with the requirements of the NIH Grant (as defined in Section 3.1 below), and promptly notify Derma Sciences (within five (5) business days after the occurrence) by telephone, email or facsimile of any unanticipated or serious adverse reactions in conjunction with the Clinical Services in compliance with all FDA requirements for such notices. Biotest shall furnish Derma Sciences with copies of all notices sent by Biotest to the FDA relating to the Clinical Services, and (v) furnish to Derma Sciences, not less often than monthly, a written report in such format and containing such information relative to the Clinical Services as Derma Sciences may reasonably require.

        1.3 Compliance with Applicable Laws. Biotest shall provide the Clinical Services in accordance with all applicable federal, state, and local laws and regulations, as well as all standard operating procedures, good clinical practices (“GCP”) guidelines, internal review board

(“IRB”) protocols including, but not by way of limitation, labeling and record keeping requirements.

        1.4 Inspection and Debarment. Upon ten (10) business days’ prior written notice, Biotest agrees to provide Derma Sciences with access to Biotest’s records relating to the Clinical Services during normal business hours and at any of Biotest’s facilities where the documents are present, including the subject medical records, for monitoring, auditing, and inspection purposes. Further, Biotest shall immediately notify Derma Sciences, and provide copies, of any inquiries, correspondence or communications from any government or regulatory authority relating to the Clinical Services, including, but not limited to, requests for inspection. With respect to this latter, Biotest shall permit Derma Sciences to attend any such inspections. Biotest represents and warrants that, to its actual knowledge, neither it nor any of its employees, agents or other persons performing the Clinical Services is under investigation by any regulatory authority for debarment or any similar regulatory action in any country and Biotest shall immediately notify Derma Sciences if any such investigation, disqualification, debarment or ban occurs.

        1.5 Status as Independent Contractor. The parties intend that Biotest, in performing the Clinical Services hereunder, shall act solely as an independent contractor and not as an employee, partner or joint-venturer of Derma Sciences. Neither party shall have authority to act on the other party’s behalf for any purpose without such party’s prior written consent. If required by federal or state law or regulations, Derma Sciences shall furnish Biotest with Forms 1099 for all compensation paid to Biotest pursuant to this Agreement.

Article 2. Compensation and Costs

        2.1 Compensation and Costs. In accordance with the payment terms provided in this Section 2.1 and during the calendar years set forth below or at such other times during the performance of the Clinical Services as may be necessary or appropriate, Derma Sciences shall, upon being invoiced therefor by Biotest, pay to or on behalf of Biotest the following amounts for the following purposes:

Task	2008	2009	Category Total

Compensation	$275,000	$275,000	$ 550,000
Sterile manufacturing support	320,000	-	320,000
Toxicology support	100,000	-	100,000
Statistician support	-	50,000	50,000
Total	$695,000	$325,000	$1,020,000

        Compensation in the table above shall be paid by Derma Sciences to Biotest in equal monthly installments of $22,916.67 over the subject calendar years. All such compensation payments shall be paid to Biotest by means of electronic funds transfer on or before the last business day of each month using Biotest’s wire instructions provided in attached Schedule 1. Provided, however, prior to incurring sterile manufacturing support costs, toxicology support costs or statistician support costs, Biotest shall submit the subject purchase orders or cost estimates, as applicable, to Derma Sciences for its review and approval which approval shall not be unreasonably withheld, delayed or conditioned. Provided, further, and subject to the foregoing, Derma Sciences shall pay sterile manufacturing support costs, toxicology support costs and statistician support costs in the table above in full without offset or deduction within thirty (30) calendar days of being invoiced therefor by Biotest.

        2.2 Cost Variances. The parties understand that sterile manufacturing support, toxicology support and statistician support costs may vary from the amounts set forth in the table above. Subject to its rights of review and approval set forth in Section 2.1 above, Derma Sciences shall be solely responsible for paying such of these costs as are incurred. Provided, however, compensation costs shall not under any circumstances exceed the amounts set forth in the table above.

        2.3 Interest. Except as otherwise expressly herein provided, any amount not paid to Biotest when due shall bear interest if not paid on the last calendar day of each month after it becomes due at a rate equal to the discount rate established by the Federal Reserve Bank of San Francisco plus five percent (5%) or fifteen percent (15%) per annum, whichever is less, from the day that it becomes due until the date that it is paid by Derma Sciences to Biotest; provided, however, that in no case shall the amount of interest exceed the maximum rate provided by law. Payment of such interest shall not excuse or cure any default by Derma Sciences under this Agreement.

Article 3. Application of NIH Grant

        3.1 NIH Grant. Biotest warrants and represents that it is the recipient of grant number 2R44DK076425-04AI entitled Angiotensin Analogs to Treat Wound Healing from the National Institutes of Health (the “NIH Grant”). The parties understand that the NIH Grant is subject to various conditions and contingencies and that payment thereof is not assured. Provided, however, Biotest shall utilize its best efforts to comply with the terms of the NIH Grant. Provided, further, Biotest shall promptly notify Derma Sciences of any change in the status of the NIH Grant or any contemplated reductions in payments thereunder. Anything hereinbefore or hereinafter to the contrary notwithstanding, in the event payments under the NIH Grant are presently or prospectively reduced by greater than ten percent (10%) from the payments reflected in Tables I and II hereinbelow, Derma Sciences may terminate this Agreement forthwith.

        In accordance with the terms of the NIH Grant, Biotest undertakes to apply the NIH Grant, as and when received, in support of the Clinical Services during the periods, and for the tasks, hereinbelow set forth:

NIH Grant - Table I

Task	May, 2007 – April, 2008	May, 2008 – April, 2009	May, 2009 – April, 2010	Category Total
Sterile manufacturing
and HPLC equipment	$280,000	$ 20,000	-	$ 300,000
Travel costs	8,333	8,333	$ 8,333	24,999
Patient care	185,000	235,000	260,000	680,000
Toxicology studies	54,100	200,000	215,100	469,200
Pharmacokinetics and
plasma measurement	40,000	42,900	17,900	100,800
Total	$567,433	$506,233	$501,333	$1,574,999

        Actual costs may vary from the costs enumerated in Table I above. Derma Sciences shall be solely responsible for paying such of these costs as are incurred and exceed the amounts available under the NIH Grant for satisfaction of the subject costs.

NIH Grant - Table II

Task	May, 2007 – April, 2008	May, 2008 – April, 2009	May, 2009 – April, 2010	Category Total
Salaries and wages	$153,553	$158,160	$162,904	$ 474,617
Fringe benefits	49,137	50,611	52,130	151,878
Consultant services	15,000	15,000	15,000	45,000
Overhead	138,966	129,210	129,452	397,628
Total	$356,656	$352,981	$359,486	$1,069,123

        Derma Sciences shall have no responsibility whatsoever to satisfy the costs enumerated in Table II above regardless of the extent of such costs and regardless of whether such costs exceed the amounts available under the NIH Grant.

        3.2 Patient Care Costs. The parties undertake to mutually determine the number of patients involved in the subject clinical studies and, hence, patient care costs. If, and to the extent, such costs exceed $680,000 as of April 2010, such excess costs shall be assumed by Derma Sciences.

        3.3 Ownership of Intellectual Property. Derma Sciences agrees that any intellectual property owned by Biotest which is used, improved, modified or developed by Biotest in furtherance of the Agreement shall be and remain the sole and exclusive property of Biotest.

Article 4. Term and Termination

        4.1 Term. This Agreement shall be effective on the date of execution hereof (i.e. last party to execute same) and shall expire, unless sooner terminated or extended, upon completion of the Clinical Services (the “Term”). Provided, however, this Agreement shall terminate forthwith, without action by either party hereto, upon termination of the USC Agreement.

        4.2 Right to Terminate. Either party shall have the absolute right to terminate this Agreement if the other party materially fails to perform or materially breaches any of the material terms or provisions of this Agreement.

        4.3 Opportunity to Cure. In the event either party fails to perform or breaches any of the terms of this Agreement, the non-breaching party shall provide the breaching party with notice of its intention to terminate this Agreement. The breaching party shall have ninety (90) days from the date of receipt of such notice to remedy its breach and/or failure to perform in accordance with the terms and provisions of this Agreement, except for a monetary breach, which shall be cured within five (5) business days from the date of receipt of notice thereof.

        4.4 Actions Upon Termination. On the expiration or termination of this Agreement for any reason, each party shall promptly return all proprietary information, documents, manuals and other materials belonging to the other party.

Article 5. Confidentiality

        5.1 Confidential Information. Each party recognizes and acknowledges that both will have access to confidential information and trade secrets of the other and other entities doing business with each relating to research, development, manufacturing, marketing, financial and other business-related activities (“Confidential Information”). Such Confidential Information constitutes valuable, special and unique property of each party and/or other entities doing business with either party. Other than as necessary to perform its obligations under this Agreement, neither party shall, during and for five (5) years following the expiration or termination of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever except as required by law or as specifically allowed in writing by an authorized representative of the other.

        5.2 Remedies Upon Breach. In the event of a breach or threatened breach by either party of the provisions of this Article 5, each party shall be entitled to an injunction restraining the other party from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting either party from pursuing other remedies available to it for such breach or threatened breach of this Article 5, including the recovery of damages for the other party. The above does not apply to information or material that was: (1) disclosed to the receiving party by a third party under no obligation of confidentiality; (2) known to the public or generally available to the public prior to the date it was received by either party; or (3) required by law to be disclosed.

        Notwithstanding the foregoing, in the event that a party or anyone to whom such party transmits Confidential Information pursuant to this Agreement becomes legally compelled to disclose any of the Confidential Information (the “Compelled Party”), the Compelled Party shall provide the party that disclosed the Confidential Information (the “Disclosing Party”) with prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained by the Disclosing Party or the Disclosing Party waives compliance with the provisions of this Section 5.2, the Compelled Party shall furnish or cause to be furnished only that portion of the Confidential Information which the Compelled Party is legally required to furnish and shall exercise its best efforts to obtain reliable assurances that confidential treatment is accorded the Confidential Information so furnished.

Article 6. Force Majeure

        6.1 Nature of Force Majeure. Neither Biotest nor Derma Sciences shall be liable to the other if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof (“Force Majeure”).

        6.2 Consequences of Force Majeure. Excepting delay of performance as reasonably necessary due to Force Majeure, Biotest’s and Derma Sciences’ obligations shall not be suspended or canceled during the period of such Force Majeure. A party shall give to the other party notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effect of any such Force Majeure upon a party’s obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then either party shall have the right to terminate this Agreement upon five (5) business days’ prior written notice to the other party.

Article 7. Arbitration

        7.1 Duty to Submit to Arbitration. Except as provided in Section 5.2, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any party may submit such a dispute, controversy or claim to arbitration.

        7.2 Arbitration Procedure. Any party may commence arbitration by sending a written demand for arbitration to the other party. Such demand shall set forth the nature of the matter to be resolved by arbitration. The arbitration proceeding shall be held in New York, New York if initiated by Biotest or Los Angeles, California if initiated by Derma Sciences, in the English language and shall be governed by the procedural rules of the American Arbitration Association (the “AAA”) and by the substantive local domestic laws of the State of California and the substantive local domestic laws of the United States applicable therein.

        A single arbitrator shall be appointed by unanimous consent of the parties. If the parties cannot reach agreement on an arbitrator within 45 days of the submission of a notice of arbitration, the AAA shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the AAA is unable to appoint, or fails to appoint, an arbitrator within 90 days of being requested to do so, then the arbitration shall be heard by three arbitrators, one selected by each party within the 30 days of being required to do so, and the third promptly selected by the two arbitrators selected by the parties.

        7.3 Arbitration Award. The arbitrators shall announce the award and the reasons therefore in writing within thirty (30) days after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment, or application may be made to such court for a judicial acceptance of the award and order of enforcement, as the case may be. The arbitrator (if permitted under applicable law) or such court may issue a writ of execution to enforce the arbitrator’s decision.

        7.4 Expenses of Arbitration. The parties shall share equally all initial costs of arbitration. The prevailing party shall be entitled to reimbursement of attorneys’ fees, costs, and expenses incurred in connection with the arbitration.

Article 8. Insurance and Indemnification

        8.1 Insurance. During such time and in each country where human clinical trials are conducted or supervised by Biotest pursuant to this Agreement, Biotest shall procure and maintain in effect, and Derma Sciences shall pay one half of the cost of, a comprehensive general liability policy of insurance in single limit coverage of not less than Five Million Dollars ($5,000,000) per incident and Five Million Dollars ($5,000,000) annual aggregate for death, bodily injury, illness or property damage. Such comprehensive general liability insurance shall provide: (i) product liability coverage, and (ii) broad form contractual liability coverage relative to Biotest’s indemnification obligations hereunder. Each such policy of insurance shall name Derma Sciences as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy herein defined shall be delivered to Derma Sciences prior to the initiation of human clinical trials pursuant to this Agreement. Biotest shall maintain the foregoing comprehensive general liability insurance until five (5) years following termination of this Agreement.

        8.2 Indemnification by Biotest. Biotest shall defend, indemnify and hold harmless Derma Sciences and its directors, officers, employees and agents and their respective successors, heirs and assigns (the “Indemnified Derma Sciences Parties”), against all liabilities, demands, losses, costs, and expenses (including, without limitation, reasonable attorneys fees) incurred by or imposed upon the Indemnified Derma Sciences Parties or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness or property damage arising from Biotest’s services under this Agreement. Biotest agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects Derma Sciences, Biotest shall obtain the approval of Derma Sciences before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld, delayed or conditioned.

        8.3 Indemnity by Derma Sciences. Derma Sciences shall defend, indemnify and hold harmless Biotest and its directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the “Indemnified Biotest Parties”), against all liabilities, demands, losses, costs, and expenses (including without limitation reasonable attorneys fees) incurred by or imposed upon the Indemnified Biotest Parties or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness, or property damage attributable to the Technology or Derma Sciences’ performance or non-performance during the Term. Derma Sciences agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. To the extent that any proposed settlement directly affects Biotest, Derma Sciences shall obtain the approval of Biotest before finally agreeing to such settlement proposal, which consent shall not be unreasonably withheld, delayed or conditioned.

Article 9. Miscellaneous

        9.1 Audit Rights. Biotest will provide to Derma Sciences, or accord Derma Sciences access to, such documents and records as Derma Sciences may reasonably require in order to ascertain and/or verify the costs for which it is responsible hereunder together with funds received under the NIH Grant and the application thereof. Notwithstanding anything to the contrary contained herein, Derma Sciences’ audit rights shall apply only to the items enumerated in the tables set forth in Section 3.1 above.

        9.2 Amendment. No modification, alteration, addition or change in the terms hereof shall be binding on either party hereto unless reduced to writing and executed by the duly authorized representative of each party.

        9.3 Entire Agreement. This Agreement shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into between the parties, their officers, directors or employees as to the subject matter hereof. Neither of the parties hereto has relied upon any oral representation or oral information given to it by any representative of the other party.

        9.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Biotest may subcontract any Clinical Services to any reputable third party, subject to Derma Sciences’ prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

        9.5 Binding Effect. This Agreement shall be binding upon the successors-in-interest and/or assigns of the parties regardless of whether such successors-in-interest or assigns obtained their interest(s) due to sale, merger, reorganization, operation of law or otherwise.

        9.6 Governing Law. Any controversy arising under this Agreement or in relation to this Agreement shall be governed and construed in accordance with the local domestic laws of the State of California. Exclusively with respect to the remedy of injunction provided in Section 5.2 hereof, the parties submit to the exclusive jurisdiction of the courts of law in the State of California, United States.

        9.7 Notice. All notices, payments, demands, or consents required or permitted under this Agreement shall be in writing and shall be deemed duly given if: (i) delivered personally, when received, (ii) if transmitted by facsimile, upon the generation by the transmitting facsimile machine of a confirmation that the entire document has been successfully transmitted, (iii) if sent by recognized courier service, on the business day following the date of deposit with such courier service, or (iv) if sent by certified or registered mail, postage prepaid, return receipt requested, on the third business day following the date of deposit in the United States mail. All such notices shall be addressed to a party at its address as set forth below, or to such other address or facsimile number as a party shall notify the other of in accordance with this Section:

To U.S. Biotest:
Gere S. diZerega, MD
President and Chief Executive Officer
U.S. Biotest, Inc.
231 Bonetti Drive
Suite 240
San Luis Obispo, CA 93401
Fax: 805-595-1350

To Derma Sciences:

Edward J. Quilty
President and Chief Executive Officer
Derma Sciences, Inc.
214 Carnegie Center
Suite 300
Princeton, NJ 08540
Fax: 609-514-8554

        9.8 Waiver. Either party’s failure to enforce, at any time, any of the provisions of this Agreement or any right with respect thereto shall not be considered a waiver of such provisions or rights or in any way affect the validity of same. Either party’s exercise of any of its rights shall not preclude or prejudice said party thereafter from exercising the same or any other right it may have irrespective of any previous action by said party.

        9.9 Publicity. Neither party shall publicly disclose the fact of this Agreement without consent of the other party saving and excepting as may be necessary by Derma Sciences to comply with its responsibilities under the Securities Act of 1934 and regulations promulgated thereunder.

        9.10 Invalid Provisions. If any one or more of the provisions contained in this Agreement are held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the intent manifested thereby shall be recognized.

        9.11 Survival. The confidentiality provisions contained in Article 5 shall survive the termination of this Agreement for five (5) years. The indemnification obligations contained in Article 8 shall survive the termination of this Agreement without limit.

        9.12 Attorneys’ Fees. If any legal proceeding, arbitration or other action is brought or threatened for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, and the prevailing party in any such action(s) should incur any legal fees, including, but not limited to, attorneys’ fees, paralegal fees, expert witness fees and other similar costs, the successful or prevailing party to any such dispute or action shall be entitled to recover its reasonable attorneys’ fees and additional legal costs incurred, together with any other relief to which it may otherwise be entitled, as determined by an arbitrator, judge at trial, or upon appeal or petition.

        9.13 Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or other means of electronic transmission, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        9.14 Publication. Any publication of the results of the Clinical Services or any part thereof shall be governed by the terms and conditions of the USC Agreement.

        9.15 Nonsolicitation. For the period commencing on the date of execution of the last party to sign this Agreement and continuing for one (1) year after its termination or expiration, each party agrees that it shall not knowingly solicit (as defined herein) any of the other party’s or any of the other party’s affiliates’ then-current personnel, whether employees or independent contractors under agreement with that other party. As used in this Section 9.15, the term “solicit” shall mean the initiation of contact with any of the other party’s or any of the other party’s affiliates’ then-current personnel for the purpose of offering employment to such personnel, but shall not include the circumstance where such personnel initiate a contact with the party for the purpose of obtaining employment with that party, whether in response to a general advertisement of employment placed by that party or otherwise, or where such contact is initiated by a third party who was not instructed to contact such personnel by that party.

        IN WITNESS WHEREOF, the parties have hereunder set their hands and seals as of the date first hereinabove written.

DERMA SCIENCES, INC.
By:	/s/
Edward J. Quilty President and Chief Executive Officer

U.S. BIOTEST, INC.
By:	/s/
Gere S. diZerega, MD President and Chief Executive Officer

Schedule 1

Wire Transfer Instructions

Bank of America
U.S. Biotest, Inc.
Account #: 03273-06651
Routing #: 026009593
Swift Code #: BOFAUS3N

S-1

Exhibit A

Clinical Development Services

Services Overview

Protocol

Therapeutic Area:	Diabetic ulcer
Indication:	Acceleration of healing
Study Phase:	Phase II

General Scope of Work

Pre-Study Services:	Case Report Form (CRF) development, regulatory authority submissions
Study Management:	Project management,
Clinical Operations:	Site recruitment, management, monitoring
Data Management:	Assistance in creation of statistical plan and analysis
Medical Writing:	Preparation and submission of clinical study report to FDA

Study Details

Number of Sites:	Up to 7 active centers
Countries:	United States
Enrolled Subjects:	75
Number of Screen Failures:	40
Pretreatment Screen:	4 weeks
Treatment:	4 weeks
Primary endpoint:	8 weeks after treatment
Durability follow up:	12 weeks

Milestones

Biotest Start Date:	January 1, 2008
First Patient In:	August 1, 2008
Last Patient Out:	December 31, 2009
Database Lock:	April 5, 2010
Draft Study Report:	July 15, 2010

Tasks

1.	Site Related Essential Documents:

Collection and maintenance of site-related essential documents for all sites including study protocol, pharmacy manual and investigator’s drug brochure

2.	Regulatory Authority Submissions:

Preparation and submission of clinical trial application (CTA) or notification to the regulatory authorities in the United States

3.	Ethics Committee/Institutional Review Board approvals:

Obtain all ethics committee and institutional review board (IRB) approvals

4.	Informed Consent Form (ICF):

Development of ICF

5.	Development:

Development of CRF

6.	Site Recruitment and Qualification:

Recruitment of up to 7 sites, and performance of up to 7 onsite pre-study visits

7.	Drug Supply Management:

Subcontract drug supply management

8.	Trial Master File (TMF):

Provide TMF – document management services for sites/projects where Biotest provides clinical monitoring and site maintenance (essential document collection, review and submission to IRB/IEC)

9.	Clinical Operations:

Site Initiation Visits (SIVs)

Performance of an onsite visit for each clinical trial site

Interim Monitoring Visits (IMVs)

Performance of 14 IMVs per site with a frequency of 6-8 weeks

Close Out Visits (COVs)

Performance of a one-day COV for each site

In-house Site Management

Maintenance of contact with each site beginning with essential document collection and continuing until the database is locked

10.	Investigator Contracts (Clinical Trial Agreements):

Negotiation and maintenance of investigator/site contracts and investigator budgets

11.	Patient Care Costs:

Administration of investigator payments to site for patient care

12.	Serious Adverse Events (SAEs) Processing and Safety:

Process all SAEs including medical monitoring and FDA reporting

13.	Medical Monitoring:

Provide medical monitoring services

14.	Data Management:

Protocol Statistical Methods

Preparation of statistical methods section of protocol for FDA submission and approval

Database Development

Assistance to Derma Sciences in subcontracting database development

CRF Review and Query Processing

Performance of CRF queries, review, and resolution

15.	Statistical Analysis and Programming:

Assistance to Derma Sciences in subcontracting statistical analysis and programming (costs not included in Article 2 – Compensation or Article 3 – NIH Grant)

16.	Clinical Study Report (CSR):

Preparation of the CSR in ICH format, submission to FDA and processing CSR revisions per FDA requests

Development Plan

For further clarification, and not by way of limitation, the parties incorporate by reference herein: (i) that certain Plan for Developing NorLeu3-A (1-7) for Treatment of Diabetic Ulcers dated September 28, 2007 and forwarded to Derma Sciences by Biotest via email on September 28, 2007, and (ii) that certain Comparison of Activities dated October 20, 2007 and forwarded to Derma Sciences by Biotest via email on October 20, 2007.